Exhibit 23

          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
WLR Foods, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-27037, No 33-63364 and No. 33-55649),
on Form S-3 (No. 33-48293, No. 33-63368 and No. 33-56775)  and on Form
S-3(D) (No. 33-54692) of WLR Foods, Inc. of our reports dated August 14, 1996, relating to the consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of June 29, 1996 and July 1, 1995 and the related consolidated statement of operations, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended June 29, 1996 and the related schedule which reports appear or are incorporated by reference in the June 29, 1996 annual report on Form 10-K of WLR Foods, Inc.




                    KPMG PEAT MARWICK LLP

Richmond, Virginia
September 26, 1996

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